EX 2.2


October 25, 2004


Alan Castle
c/o Polyair Inter Pack Inc.
258 Atwell Drive
Toronto, ON   M9W 5B2

Dear Sir:

Re:      Purchase of Shares of Polyair Inter Pack Inc. ("Polyair")

Consolidated Mercantile Incorporated ("CMI") acknowledges receipt of the notice confirming that Alan Castle (the "Vendor") has requested that CMI purchase from the Vendor 73,125 common shares of Polyair (the "Shares") in accordance with the terms of the Put Right referred to in the letter agreement dated March 10, 2004 (and accepted March 11, 2004) between the Vendor and CMI. This agreement is entered into as contemplated by the terms of such letter agreement.

Subject to the terms and conditions hereof, CMI hereby confirms its prior agreement to purchase from the Vendor, and by its acceptance hereof the Vendor hereby agrees to sell to CMI, 73,125 common shares of Polyair (the "Shares") at a purchase price of C$15.08 per share for an aggregate purchase price of C$1,102,725.00 (the "Purchase Price").

Terms and Conditions

The following are the terms and conditions of this agreement:

1. The purchase of the Shares will be completed on November 1, 2004 (the "Closing Date") or such other date as CMI and the Vendor may agree to in writing.

2. Payment of the Purchase Price shall be made in cash to the Vendor, on the Closing Date (payable to the Vendor by cheque or, if so directed by the Vendor by wire transfer in accordance with instructions provided by the Vendor) against delivery of certificates representing the Shares registered in the name of, or endorsed for transfer to (together with such evidence of authority or signature guarantees as is required by the transfer agent of the Shares to give effect to such transfer), CMI at its offices at 106 Avenue Road, Toronto, ON M5R 2H3.

3. The purchase of the Shares by CMI shall be conditional upon the representations and warranties of the Vendor contained in this agreement being true and accurate on the date hereof and the Closing Date (which condition is for the exclusive benefit of CMI and may only be waived by
     CMI).

Representations and Warranties of the Vendor

The Vendor represents and warrants to CMI that as at the date hereof and as at the Closing Date as follows:

1. The Vendor has full power, authority and right to sell the Shares and enter into this agreement.

2. The Vendor has the right to sell and transfer to CMI good and marketable title to the Shares free and clear of any encumbrances or adverse claims and, on completion of the purchase and sale of the Shares, CMI will acquire good and marketable title to the Shares free and clear of any encumbrances or adverse claims except those created by CMI.

3. The Vendor has complied with (or obtained waivers from) the requirements of the Shareholder Agreement (the "Shareholder Agreement") made the 20th day of February, 1996 among Consolidated Mercantile Incorporated ("CMI"), Marsy Industries Limited, Domenico Marzano, Henry Schnurbach, Gary Crandall and Alan Castle, Computershare Trust Company of Canada and Polyair Inter Pack Inc. and has obtained from Computershare Trust Company of Canada a certificate representing the Shares duly issued in the name of the Vendor or CMI.

4. No person has any agreement or option (or any right or privilege capable of becoming an agreement or option) for the purchase of any of the Shares or any interest therein, except CMI pursuant to this agreement.

5. This agreement constitutes a valid, binding and enforceable obligation of the Vendor to sell the Shares on the terms hereof.

6. (i) The Vendor is not acting as nominee, agent, trustee, executor, administrator or other legal representative on behalf of any persons or companies who have a direct beneficial interest in the Shares, and (ii) the Vendor did not acquire the Shares in order to circumvent or to aid in contravention of applicable securities legislation.

Survival

The representations, warranties and covenants of the Vendor shall survive and not merge on the closing of the purchase of the Shares and the Vendor shall indemnify and save completely harmless the other from and against all claims, damages, costs, expenses and outlays of whatsoever nature that either may suffer or incur as a result of any breach thereof.

Confidentiality

This agreement shall be kept confidential by the parties and no public announcement shall be made without the consent of the other, except as may be required by law or any regulatory body.

Costs and Expenses

All costs and expenses incurred in connection with the transaction contemplated by this agreement shall be paid by the party incurring such expenses.

General

Time shall be of the essence hereof. This agreement shall be governed by the laws of the Province of Ontario and the parties irrevocably attorn to the courts of that jurisdiction. This agreement may be executed in counterparts and may be exchanged by facsimile transmission.


CONSOLIDATED MERCANTILE INCORPORATED



Per:
       Fred Litwin
       President and Chief Executive Officer


Agreed and accepted as of the date noted above


                                                ____________________________
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Alan Castle                                                  Witness